Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Core Scientific” refer to Core Scientific Holding Co. and its subsidiaries prior to the consummation of the merger.

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes included as an exhibit to the amendment to the current report on Form 8-K, which was originally filed with the Securities and Exchange Commission on January 24, 2022 (as originally filed, the “Super 8-K” and, as amended hereby, the “8-K/A”). This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties that may be outside our control. As a result of many factors, such as those set forth under the headings “Risk Factors” in the Proxy Statement/Prospectus filed on December 30, 2021 by Power & Digital Infrastructure Acquisition Corp., “Forward-Looking Statements” in the Super 8-K and elsewhere in this 8-K/A, our actual results may differ materially from those anticipated in these forward-looking statements. All dollar amounts are in thousands, unless otherwise specified.

Overview

Core is a best-in-class large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. We mine digital assets for our own account and provide hosting services for other large-scale miners. We are one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 457MW of power as of December 31, 2021 and 497MW as of January 31, 2022. We mine Bitcoin, Ethereum and other digital assets for third-party hosting customers and for our own account at our six fully operational data centers in North Carolina (2), Georgia (2), North Dakota (1) and Kentucky (1). In addition, in October 2021, we announced the entry of an agreement with the City of Denton, Texas which became operational in February 2022 with an initial operating capacity approaching 22 MW and an affiliate of Tenaska Energy, Inc. to develop our seventh facility, a blockchain data center in Denton, Texas, which became operational in February 2022 with an initial operating capacity approaching 22 MW and is expected to have 300MW of power when completed. In February 2022, the Muskogee City County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park.

In July 2021 we completed the acquisition of Blockcap, one of our largest hosting customers. Blockcap is a blockchain technology company with industrial scale digital asset mining operations. Blockcap’s primary historical business was the mining of digital asset coins and tokens, primarily Bitcoin and, to a lesser extent, Siacoin and Ethereum. At the time of its acquisition, Blockcap claimed to be the largest independent cryptocurrency mining operator in North America. While Blockcap did sell or exchange the digital assets it mined to fund its growth strategies or for general corporate purposes from time to time, it generally retained its digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more accessible and efficient medium of exchange than traditional fiat currencies. In addition to mining, holding and exchanging digital assets, Blockcap also evaluated and completed investments in related technologies and ancillary businesses, including RADAR, an early stage company focused on technology enhancement and development in the digital asset industry that it acquired on July 1, 2021. The acquisition of Blockcap significantly expanded our self-mining operations and increased the number of miners we own. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of DeFi products and services.

Our total revenue was $544.5 million and $60.3 million for the years ended December 31, 2021 and 2020, respectively. We had operating income of $131.5 million and an operating loss of $6.3 million for the years ended December 31, 2021 and 2020, respectively. We had net income of $47.3 million and a net loss of $12.2 million for the years ended December 31, 2021 and 2020, respectively. Our Adjusted EBITDA was $238.9 million and $6.1 million for the years ended December 31, 2021 and 2020, respectively. Adjusted EBITDA is a non-GAAP financial measure. See “Key Business Metrics and Non-GAAP Financial Measure” below for our definition of, and additional information related to, Adjusted EBITDA.

Our Business Model

Company Overview

Core is a blockchain technology company with industrial scale digital asset mining, equipment sales and hosting operations. Our operations are currently conducted in the United States at state-of-the-art facilities specifically designed and constructed for housing advanced mining equipment, which utilize non- or low carbon emitting sources for over 50% of our energy requirements as of December 31, 2021. The Company’s primary business is self-mining and hosting third-party equipment used in mining of digital asset coins and tokens, including bitcoin. Core continues to evaluate investments in related blockchain technologies and ancillary businesses.

Our rapidly growing digital asset mining operation is focused on the generation of digital assets by solving complex cryptographic algorithms to validate transactions on specific digital asset network blockchains, which is commonly referred to as “mining.” Our digital asset self-mining activity competes with myriad mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. While the Company sells or exchanges a portion of the digital assets it mines to fund its growth strategies or for general corporate purposes, we will hold a portion of our digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more efficient medium of exchange than traditional fiat currencies. Following the Blockcap acquisition, Core significantly expanded its self-mining operation and consequently reevaluated its digital asset investment policy. In 2021, the Company adopted an investment policy pursuant to which an investment committee consisting of corporate officers use common risk management techniques to manage our assets in light of specified liquidity criteria. Liquidity will be maintained through management of a portfolio of money market instruments, obligations of the U.S. government, bank deposits, commercial paper, and certain digital asset currencies and digital asset instruments, each of which must satisfy certain risk criteria. The investment committee will retain the discretion to manage these approved investment instruments, including digital asset currencies and instruments, in accordance with the investment policy, which may involve opportunistic sales or conversions of digital asset currencies and instruments in light of market and other conditions.

As one of the largest blockchain hosting providers in North America, we focus on clients with large-scale deployments and provide power, racks, proprietary thermodynamic management (heat dissipation and airflow management), redundant connectivity, 24/7 security as well as our proprietary software platforms, MinderTM and MinderOSTM, which provide infrastructure management and custom firmware that boost performance and energy efficiency. Our blockchain business is one of the only large-scale vertically integrated digital asset mining and blockchain infrastructure and hosting solutions business in North America.

Our proprietary data centers in North Carolina, Georgia, Kentucky and North Dakota are purpose-built facilities optimized for the unique requirements of high density blockchain computer servers. These facilities have long-term power contracts at approximately 457MW of power as of December 31, 2021 and 497MW as of January 31, 2022. In addition, we opened a new facility in Denton, Texas in February 2022 with an initial operating capacity approaching 22 MW and expect to achieve full capacity of 300MW when completed. In February 2022, the Muskogee City County Port Authority announced an agreement with us to develop a 500MW data center at the Port of Muskogee John T. Griffin Industrial Park. Our existing completed facilities leverage our specialized construction proficiency by employing high-density, low-cost engineering and power designs. Our North Dakota facility is expected to benefit from our operational mining experience and techniques to maximize operational efficiency. As the demand for digital assets increases and digital assets become more widely accepted, there is an increasing demand for professional-grade, scalable infrastructure to support growth of the blockchain ecosystem. We continually evaluate our mining performance, including our ability to access additional megawatts of electric power and to expand our total self-mining and customer and related party hosting hash rates. We may explore additional mining facilities and mining arrangements in connection with our short-, medium- and long-term strategic planning.

Segments

We have two operating segments: “Equipment Sales and Hosting” which consists primarily of our blockchain infrastructure and third-party hosting business and equipment sales to customers, and “Mining” consisting of digital asset mining for our own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for our hosting services which are recurring in nature. Equipment sales revenue is derived from our ability to leverage our partnerships with leading equipment manufacturers to secure equipment in advance, which is then sold to our customers when they are unable to obtain them otherwise. The digital asset mining operation segment generates revenue from operating owned computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, we receive digital currency assets.

Mining Equipment

We own and host specialized computers (“miners”) configured for the purpose of validating transactions on multiple digital asset network blockchains (referred to as, “mining”), predominantly the Bitcoin network. Substantially all of the miners we own and host were manufactured by Bitmain and incorporate application-specific integrated circuit (“ASIC”) chips specialized to solve blocks on the bitcoin blockchains using the 256-bit secure hashing algorithm (“SHA-256”) in return for bitcoin digital asset rewards.

We have entered into and facilitated agreements with vendors to supply mining equipment for our and our users’ digital asset mining operations. We prepay a significant portion of the purchase price for these new miners as partially refundable deposits, with delivery scheduled to occur in monthly installments through December 2022, and the remainder of the purchase price for these new miners is payable in installments, with payment due in advance of the scheduled delivery dates set forth in the applicable purchase agreement.

As of December 31, 2021, we had deployed approximately 141,000 bitcoin miners, which number consists of approximately 67,000 self-miners and approximately 74,000 hosted miners, which represented 6.6 EH/s and 6.9 EH/s for self-miners and hosted miners, respectively. In addition, as of December 31, 2021 we had 117,000 and 118,000 additional self-miners and hosted miners, respectively, expected to be deployed in 2022 and the first fiscal quarter of 2023, which are expected to increase our hash rate and our customers and related parties hash rate by approximately 11.7 EH/s and 11.8 EH/s respectively. As of December 31, 2021, the remaining payments due on the bitcoin miners on order is approximately $257.5 million, of which substantially all is expected to be paid in 2022. We allocate in advance our mining equipment orders between our self-mining operations and our hosting operations conducted on behalf of customers based on our estimates of where such equipment can most profitably and efficiently be used and in accordance with contractual arrangements with our customers.

The first table below summarizes the total number of self- and hosted miners in operation as of December 31, 2021. The second table below summarizes the total number of self- and hosted miners for delivery and deployment in 2022 and Q1 of 2023, (Miners in thousands).

	Bitcoin Miners in Operation
Mining Equipment	Hash rate (EH/s)	Number of Miners
Self-miners[1]	6.6	66.8
Hosted miners	6.9	73.9

Total mining equipment	13.5	140.7

	Bitcoin Miners to be Deployed
Mining Equipment	Hash rate (EH/s)	Number of Miners
Self-miners[1]	11.7	116.5
Hosted miners	11.8	118.0

Total mining equipment	23.5	234.5

Total in operation and to be deployed	37.0	375.2

[1]	Blockcap’s hash rate and number of miners is included in self-miners in the table above.

Performance Metrics

Hash Rate

Miners perform computational operations in support of digital asset blockchains measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The original equipment used for mining bitcoin utilized the Central Processing Unit (“CPU”) of a computer to mine various forms of digital assets. Due to performance limitations, CPU mining was rapidly replaced by the Graphics Processing Unit (“GPU”), which offers significant performance advantages over CPUs. General purpose chipsets like CPUs and GPUs have since been replaced as the standard in the mining industry by ASIC chips such as those found in the S17 and S19 miners we and our customers use to mine bitcoin. These ASIC chips are designed specifically to maximize the rate of hashing operations.

Network Hash Rate

In digital assets mining, hash rate is a measure of the processing speed by a mining computer for a specific digital asset. A participant in a blockchain network’s mining function has a hash rate total of its miners seeking to mine a specific digital asset and, system-wide, there is a total hash rate of all miners seeking to mine each specific type of digital asset. A higher total hash rate relative to the system-wide total hash rate generally results over time in a corresponding higher success rate in digital asset rewards as compared to mining participants with relatively lower total hash rates.

However, as the relative market price for a digital asset, such as bitcoin, increases, more users are incentivized to mine that digital asset, which increases the network’s overall hash rate. As a result, a mining participant must increase its total hash rate in order to maintain its relative possibility of solving a block on the network blockchain. Achieving greater hash rate power by deploying increasingly sophisticated miners in ever greater quantities has become one of the Bitcoin mining industry’s great sources of competition. Our goal is to deploy a powerful fleet of self- and hosted-miners, while operating as energy-efficiently as possible.

The Merger and Public Company Costs

We entered into a merger agreement with XPDI and Merger Subs on July 20, 2021. Pursuant to the merger agreement, Legacy Core became a wholly owned subsidiary of XPDI at the closing of the Business Combination on January 19, 2022. The merger is accounted for as a reverse recapitalization and XPDI is treated as the “acquired” company for financial reporting purposes. Legacy Core has been deemed the predecessor and Core, the post-combination company, is the successor SEC registrant, meaning that Legacy Core’s financial statements for periods prior to the consummation of the merger will be disclosed in Core’s future periodic reports.

As a consequence of the merger, we and XPDI collectively incurred an aggregate of $39.0 million in professional fees associated with, legal services, M&A advisor fees, financial advice, due diligence, and other deal-related costs. These transaction costs will be allocated to all instruments assumed or issued in the merger on a relative fair value basis as of the date of the merger. Transaction costs allocated to equity-classified instruments will be recognized as an adjustment to additional paid-in capital within total stockholders’ equity while transaction costs allocated to liability-classified instruments that are subsequently measured at fair value through earnings will be expensed in the first quarter of 2022.

Core is registered with the SEC and listed on Nasdaq as of January 19, 2022, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the impact of COVID-19. COVID-19 has had and continues to have an adverse impact on our business and operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Refer to “Risk Factors” identified in our Annual Report on Form 10-K for the year ended December 31, 2021 for more information.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also allocated funds for the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. In April 2020, we received a loan of $2.2 million from the PPP through the SBA. The loan was unsecured and bore interest at a rate per annum of 1% and monthly payments of principal were to begin in July 2021. The loan was due in full in April 2022, however in July 2021, we repaid the loan in full.

We are unable to predict the full impact that the COVID-19 pandemic, including variant strains of COVID-19, will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and the actions that may be taken by government authorities across the United States. However, COVID-19, including variant strains of COVID-19, is not expected to result in any significant changes in costs going forward. We will continue to monitor the performance of our business and assess the impacts of COVID-19 and the emergence of new variant strains of COVID-19, including potential constraints on the supply of new miners.

Key Factors Affecting Our Performance

Market Price of Digital Assets

Our business is heavily dependent on the spot price of bitcoin, as well as other digital assets. The prices of digital assets, specifically bitcoin, have experienced substantial volatility, which may reflect “bubble” type volatility, meaning that high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other digital assets) may have value based on various factors, including their acceptance as a means of exchange by consumers and others, scarcity, and market demand.

Our financial performance and continued growth depend in large part on our ability to mine for digital assets profitably and to attract customers for our hosting services. Increases in power costs, inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services, may harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations. Over time, we have observed a positive trend in the total market capitalization of digital assets which suggests increased adoption. However, historical trends are not indicative of future adoption, and it is possible that the adoption of digital assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, which would negatively impact our business and operating results.

Network Hash Rate

Our business is not only impacted by the volatility in digital asset prices, but also by increases in the digital asset, primarily Bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the Bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks.

Difficulty

The increase in digital assets, primarily, Bitcoin difficulty and hash rate reduces the mining proceeds of the equipment proportionally and eventually requires Bitcoin miners to upgrade their mining equipment to remain profitable and compete effectively with other miners.

The table below provides a summary of the impact to revenue from the increase or decrease in the market price of Bitcoin, difficulty and our hash rate. The impact to revenue in each scenario assumes only one driver increases or decreases and all others are held constant.

Impact to Revenue
Driver	Increase in Driver	Decrease in Driver
Market Price of Bitcoin	Favorable	Unfavorable

Difficulty	Unfavorable	Favorable

Core Scientific Hash Rate	Favorable	Unfavorable

Halvening

Further affecting the industry, and particularly for the Bitcoin blockchain, the digital asset reward for solving a block is subject to periodic incremental halvening. Halvening is a process designed to control the overall supply and reduce the risk of inflation in digital assets using a proof of work consensus algorithm. At a predetermined block, the mining reward is reduced by half, hence the term “halvening.”

For bitcoin, our most significant digital asset to which the majority of our mining power is devoted, the reward was initially set at 50 bitcoin currency rewards per block. The Bitcoin blockchain has undergone halvening three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 bitcoin per block. The next halvening for the Bitcoin blockchain is anticipated to occur in early 2024 at block 840,000. This process will repeat until the total amount of bitcoin currency rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and the other digital assets we mine for, and potential increases or decreases in prices in advance of or following a future halvening are unknown.

Electricity Costs

Electricity cost is the major operating cost for the mining fleet, as well as for the hosting services provided to customers and related parties. Energy costs and availability are vulnerable to seasonality, with increased costs primarily in the summer months and risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage and other events out of our control.

Equipment Costs

As the market value of digital assets has increased, the demand for the newest, most efficient miners has also increased, leading to scarcity in the supply of and thereby a resulting increase in the price of miners. As a result, the cost of new machines can be unpredictable, and could also be significantly higher than our historical cost for new miners.

Similarly, as bitcoin prices have risen, we have observed a significant increase in the demand for miners. As a result, at times, we may obtain Bitmain miners and other hardware from Bitmain or from third parties at higher prices, to the extent they are available. For example, in the second half of 2020 and continuing into 2021, we have observed a significant appreciation in the market price of bitcoin, as well as an increase in the per-unit price of the new Bitmain Antminer model S19-Pro and S19j-Pro miners we purchased during this same period. While we cannot know definitively if these two phenomena are linked, we have seen a measurable increase in the prices for new miners offered by Bitmain.

Our Customers

In addition to factors underlying our mining business growth and profitability, our success greatly depends on our ability to retain and develop opportunities with our existing customers and to attract new customers. On July 30, 2021, we acquired an existing hosting customer, Blockcap, and thereby increased our self-mining operations.

Our business environment is constantly evolving, and digital asset miners can range from individual enthusiasts to professional mining operations with dedicated data centers. The Company competes with other companies that focus all or a portion of their activities on mining activities at scale. We face significant competition in every aspect of our business, including, but not limited to, the acquisition of new miners, the ability to raise capital, obtaining low-cost electricity, obtaining access to energy sites with reliable sources of power, and evaluating new technology developments in the industry.

At present, the information concerning the activities of these enterprises may not be readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.

We believe, based on available data, that the trend of increasing market prices for bitcoin and other major digital assets we observed beginning in the third fiscal quarter of calendar year 2020 has resulted in an increase in the scale and sophistication of competition in the digital asset mining industry, with new entrants and existing competitors gaining access to substantial capital resources to build larger and larger mining operations. If this trend of increasing market prices for bitcoin and other digital assets continues, which has occurred (though with significant volatility) throughout calendar year 2021, we believe many new and existing competitors may be encouraged to build or expand their Bitcoin mining operations.

Despite this trend, we believe, based on available data and assuming full deployment of the miners we have ordered from Bitmain, we have and will continue to maintain a competitive hash rate capacity among both public and private Bitcoin miners. However, to remain competitive in our evolving industry, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to expand our existing miner fleet by purchasing the latest generation of miners, as well as innovating to develop and implement new technologies and mining solutions.

We believe that our integrated blockchain service portfolio, as well as our differentiated customer experience and technology, are keys to retaining and growing revenue from existing customers and to acquiring new customers. For example, we believe our significant build-out and ready power along with our MinderTM software layer represent meaningful competitive advantages favorable to our business.

Differentiation, Innovation and Expansion of Our Platform

Our investments in research and development drive differentiation of our service offerings, core technology innovation and our ability to bring new products to market.

We believe that we differentiate ourselves by offering premium products and services including our ability to manage our electricity sourcing, construct proprietary passive cooled data centers, and enable the efficient performance of commercially available mining equipment through our management software.

We intend to continue to invest in our research and development capabilities to extend our platform management and software solutions across the blockchain in order to manage our mining fleet more efficiently, expand within existing accounts, and gain new customers by offering differentiated blockchain products and services.

Grow Our Go-to-Market and Partnership Ecosystem

In addition to the activities of our sales organization, our success in our mining business as well as in retaining and attracting new customers will depend on our ability to expand our ecosystem of strategic partners.

For blockchain, strategic partners include OEM manufacturers of mining equipment, including Bitmain and others. Our blockchain business requires access to the latest generation miners. Our management team constantly evaluates current and future hardware for reliability, performance, and cost efficiency. These partnerships enable at-scale access to new equipment at competitive prices, which in turn helps secure the profitability of our fleet for the long term as well as provide our customers access to leading-edge mining technology.

Regulation

Our financial prospects and continued growth depend in part on our ability to continue to operate in a compliant manner with all rules and regulations. Our business is subject to the oversight of numerous regulatory agencies in the United States and other jurisdictions. Our strategy is to continue to invest in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends. As the industry matures, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new blockchains and digital assets, onboard customers, and offer our products and services across jurisdictions.

Strategic Acquisitions and Investments

We intend to continue growing our platform through strategic acquisitions and investments. We plan to acquire and invest in companies with complementary products and technologies. Our strategic acquisitions may affect our future financial results. We will also continue to enter into strategic partnerships with various companies to scale our business, provide best-in-class blockchain infrastructure and hosting to our clients, grow our digital asset mining practice, and pioneer innovative financial products and services through blockchain technology.

Merger Agreement

On July 20, 2021, we entered into the merger agreement with XPDI and the Merger Sub. XPDI’s stockholders approved the transactions contemplated by the merger agreement (collectively, the “Business Combination”) at a special meeting of stockholders held on January 19, 2022 (the “Special Meeting”). Pursuant to the merger agreement, and subject to the terms and conditions set forth therein, XPDI acquired Legacy Core through a series of transactions, including (x) Merger Sub merging with and into Legacy Core, with Legacy Core surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) following the closing of the First Merger, Legacy Core merging with and into XPDI, with XPDI surviving the Second Merger. In connection with the closing of the Business Combination, we changed our name from Power & Digital Infrastructure Acquisition Corp. to Core Scientific, Inc. As a result of the merger, among other things, each outstanding share of Legacy Core common stock was cancelled in exchange for the right to receive 1.6001528688 of a share of New Core common stock.

The Transaction provides gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Core Scientific, after the payment of transaction expenses. As a result of the Transaction, former Core Scientific stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out as the Company expands its leadership position.

2021 Acquisitions

In July 2021, we acquired Blockcap, a Nevada corporation engaged in the business of digital asset mining and through its subsidiary, RADAR, an early stage company focused on technology enhancement and development in the digital asset industry. Pursuant to the Core/Blockcap merger agreement, each eligible share of Blockcap was converted into shares of Core common stock in accordance with a determined ratio, and Blockcap was merged with a wholly owned subsidiary of Legacy Core. As a result of the merger we acquired for self-mining all of the digital asset mining machines owned by Blockcap and hosted by us in our facilities. As a result, the existing hosting agreement between Legacy Core and Blockcap was terminated. We intend to utilize RADAR’s business assets and the technical expertise of its principals in enhancing our existing blockchain mining technology and software and in further strengthening our leadership position and value creation potential through the development of DeFi products and services.

2020 Acquisitions

Through December 31, 2020 we have completed and substantially integrated two asset acquisitions primarily related to software and patents, Atrio and RStor. We routinely evaluate potential acquisitions that align with our growth strategy. Our acquisitions in any period may impact the comparability of our results with prior and subsequent periods. The integration of acquisitions also requires dedication of substantial time and resources, and we may never fully realize synergies and other benefits that we expect.

Condensed Statement of Operations

The following table presents a condensed statement of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020

	(in thousands)
Total Revenue	$544,483	$60,320

Cost of revenue	305,621	50,928

Gross profit	238,862	9,392

(Loss) gain on legal settlements	(2,636)	5,814
Gain from sales of digital currency assets	4,814	69
Impairment of digital currency assets	(37,206)	(4)
Total operating expenses	72,340	21,598

Operating income (loss)	131,494	(6,327)

Total non-operating expense, net	68,419	5,879

Income (loss) before income taxes	63,075	(12,206)
Income tax expense	15,763	—

Net income (loss)	$47,312	$(12,206)

Key Business Metrics and Non-GAAP Financial Measure

In addition to our financial results, we use the following business metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions. For a definition of these key business metrics, see the section titled “Self-Mining Hash rate and Adjusted EBITDA.”

	Year Ended December 31,
	2021	2020
Self-Mining Hash rate (Exahash per second)	6.60	0.35

Adjusted EBITDA (in millions)	$238.9	$6.1

Self-Mining Hash rate

We operate mining hardware which performs computational operations in support of the blockchain measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which the hardware is capable of solving such computations. Our hash rate represents the hash rate of our miners as a proportion of the total Bitcoin network hash rate and drives the number of digital asset rewards that will be earned by our fleet. We calculate and report our hash rate in exahash per second (“EH/s”). One exahash equals one quintillion hashes per second.

We measure the hash rate produced by our mining fleet through our management software MinderTM, which consolidates the reported hash rate from each miner. The method by which we measure our hash rate may differ from how other operators present such measure.

Our self-mining hash rate was 6.60 EH/s and 0.35 EH/s for the year ended December 31, 2021 and 2020, respectively representing a 1,772% increase year over year.

Our self-mining hash rate, inclusive of Blockcap (“combined self-mining”), for the year ended December 31, 2021 and 2020, was 6.60 EH/s and 1.13 EH/s, respectively.

Our combined self-mining and customer and related party hosting hash rate grew 495%, to 13.50 EH/s for the the year ended December 31, 2021 from 2.27 EH/s for the year ended December 31, 2020.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; and (v) certain additional non-cash and non-recurring items, that do not reflect our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest income (expense), taxes, certain non-cash items, variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this 8-K/A because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income (loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020

Adjusted EBITDA	(in thousands)
Net income (loss)	$47,312	$(12,206)
Adjustments:
Interest expense, net	44,354	4,436
Income tax expense	15,763	—
Depreciation and amortization	33,362	9,403
Loss on debt from extinguishment	8,016	1,333
Stock-based compensation expense	38,937	3,037
Loss on legal settlements	2,636	—
Fair value adjustment on convertible notes	16,047	—
Gain from sales of digital currency assets	(4,814)	(69)
Impairment of digital currency assets	37,206	4
Losses on disposals of property, plant and equipment	118	2
Other non-cash and non-recurring items	3	111

Adjusted EBITDA	$238,940	$6,051

Components of Results of Operations

Revenue

Our revenue consists primarily of returns from our hosting operations, including the sales of mining equipment to be hosted in our data centers and proceeds related to digital currency transaction processing (digital asset mining income) fees.

•

Hosting revenue from customers and related parties. Hosting revenue from customers and related parties is based on consumption-based contracts with our customers and related parties. Most contracts are renewable, and our customers are generally billed on a fixed and recurring basis each month for the duration of their contract, which vary from one to three years in length. See “Certain Relationships and Related Party Transactions—Core Scientific.”

•

Equipment sales to customers and related parties. Equipment sales to customers and related parties is derived from our ability to leverage our partnerships with leading equipment manufacturers to secure equipment in advance, which is then sold to our customers and related parties. Our equipment sales are typically in connection with a hosting contract.

•

Digital asset mining income. We operate a digital asset mining operation using specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) in exchange for digital asset rewards (primarily bitcoin). The Company participates in “mining pools” organized by “mining pool operators” in which we share our mining power (known as “hash rate”) with the hash rate generated by other miners participating in the pool to earn digital asset rewards. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ mining power, identifies new block rewards, records how much hash rate each participant contributes to the pool, and assigns digital asset rewards earned by the pool among its participants in proportion to the hash rate each participant contributed to the pool in connection with solving a block. Revenues from digital asset mining are impacted by volatility in bitcoin prices, as well as increases in the Bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the Bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks. The diagram below provides a simple illustration of the calculation of our annual digital asset mining income.

1	Amount represents the average number of blocks mined per year, e.g., blocks are mined on average every 10 minutes, or 144 per day, 52,560 per year

Costs of Revenue

The Company’s Cost of Hosting Services and Cost of Digital Asset Mining primarily consist of electricity costs, salaries, stock-based compensation, depreciation of property, plant and equipment used to perform hosting services and mining operations and other related costs. Cost of Equipment Sales includes costs of computer equipment sold to customers.

Operating expense

Operating expense consists of research and development, sales and marketing, and general and administrative expenses. Each is outlined in more detail below.

•

Research and development. We invest in research and development to build capabilities to extend our blockchain platform management and software solutions, in order to manage our mining fleet more efficiently, expand within existing accounts, and to gain new customers by offering differentiated blockchain hosting services. Research and development costs include compensation and benefits, stock-based compensation, other personnel related costs and professional fees.

•

Sales and Marketing. Sales and Marketing expenses consist of marketing expenses, trade shows and events, professional fees, compensation and benefits, stock-based compensation and other personnel related costs.

•

General and administrative. General and administrative expenses include compensation and benefits expenses for employees, who are not part of the research and development and sales and marketing organization, professional fees, and other personnel related expenses. Also included is stock-based compensation, insurance, amortization of intangibles, gain (loss) on disposals of property, plant and equipment, asset impairments, franchise taxes, and bank fees.

(Loss) gain on legal settlements

(Loss) gain on legal settlements represent amounts received as part of the resolution of legal actions for damages resulting from the early termination of agreements by former customers or stock disbursements for resolution of a legal settlement with a former customer.

Gain from sales of digital currency assets

Gain from sales of digital currency assets consist of gain on sales of digital currency assets and impairment charges for digital assets at the lower of cost or fair value.

Impairment of digital currency assets

We initially recognize digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset received.

These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency asset at the time its fair value is being measured, which is measured on a daily basis. To the extent that an impairment loss is recognized, the loss establishes the new costs basis of the digital asset.

Impairment losses are recognized in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. See Note 2 in our audited financial statements under “Digital Assets” for further information.

Non-operating expenses, net

Non-operating expenses, net includes loss on debt extinguishment, interest income, interest expense and other non-operating expenses, net.

Income tax expense

Income tax expense consists of U.S. federal, state and local income taxes, if any. For the year ended December 31, 2021, our income tax expense was $15.8 million. We had no income tax expense for the year ended December 31, 2020. A full valuation allowance is recorded against our net deferred tax assets, which are composed primarily of federal and state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles. We evaluate our ability to recognize our deferred tax assets quarterly by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.

Results of Operations

The following table sets forth our selected consolidated statements of operations for each of the periods indicated (in thousands, except percentages).

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage
Revenue:
Hosting revenue from customers	$62,350	$34,615	$27,735	80%
Hosting revenue from related parties	16,973	6,983	9,990	143%
Equipment sales to customers	138,376	11,193	127,183	NM
Equipment sales to related parties	109,859	1,402	108,457	NM
Digital asset mining income	216,925	6,127	210,798	NM

Total revenue	544,483	60,320	484,163	803%
Cost of revenue:
Cost of hosting services	77,678	36,934	40,744	110%
Cost of equipment sales	177,785	11,017	166,768	NM
Cost of digital asset mining	50,158	2,977	47,181	NM

Total cost of revenue	305,621	50,928	254,693	500%

Gross profit	238,862	9,392	229,470	NM
(Loss) gain on legal settlements	(2,636)	5,814	(8,450)	NM
Gain from sales of digital currency assets	4,814	69	4,745	NM
Impairment of digital currency assets	(37,206)	(4)	(37,202)	NM
Operating expenses:
Research and development	7,674	5,271	2,403	46%
Sales and marketing	4,062	1,771	2,291	129%
General and administrative	60,604	14,556	46,048	316%

Total operating expenses	72,340	21,598	50,742	235%

Operating income (loss)	131,494	(6,327)	137,821	NM
Non-operating expenses, net:
Loss on debt from extinguishment	8,016	1,333	6,683	501%
Interest expense, net	44,354	4,436	39,918	900%
Other non-operating expenses, net	16,049	110	15,939	NM

Total non-operating expense, net	68,419	5,879	62,540	NM

Income (loss) before income taxes	63,075	(12,206)	75,281	NM
Income tax expense	15,763	—	15,763	NM

Net income (loss)	$47,312	$(12,206)	$59,518	NM

NM - Not Meaningful

Revenue

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

Revenue:	(in thousands, except percentages)
Hosting revenue from customers	$62,350	$34,615	$27,735	80%
Hosting revenue from related parties	16,973	6,983	9,990	143%
Equipment sales to customers	138,376	11,193	127,183	NM
Equipment sales to related parties	109,859	1,402	108,457	NM
Digital asset mining income	216,925	6,127	210,798	NM

Total revenue	$544,483	$60,320	$484,163	803%

Percentage of total revenue:
Hosting revenue from customers	11%	57%
Hosting revenue from related parties	3%	12%
Equipment sales to customers	25%	19%
Equipment sales to related parties	20%	2%
Digital asset mining income	40%	10%

Total Revenue	100%	100%

Total revenue increased by $484.2 million or 803%, to $544.5 million for the year ended December 31, 2021 from $60.3 million for the year ended December 31, 2020.

Total hosting revenue from customers increased by $27.7 million or 80%, to $62.4 million for the year ended December 31, 2021 from $34.6 million for the year ended December 31, 2020. The increase was driven by the execution of new customer hosting contracts for miners deployed during the year ended December 31, 2021.

Total hosting revenue from related parties increased by $10.0 million, or 143%, to $17.0 million for the year ended December 31, 2021 from $7.0 million for the year ended December 31, 2020. The increase in related party hosting contracts was driven by the execution of new related party hosting contracts for miners deployed during the year ended December 31, 2021.

Equipment sales to customers and related parties was $138.4 million and $109.9 million, respectively for the year ended December 31, 2021. The increase was driven by higher demand for new generation mining equipment.

Digital asset mining income increased by $210.8 million, to $216.9 million, for the year ended December 31, 2021 from $6.1 million for the year ended December 31, 2020. The year over year growth in mining income was driven by an increase in our self-mining hash rate and higher bitcoin prices. Our self-mining hash rate increased by 1,772%, to 6.6 EH/s for the year ended December 31, 2021 from 0.35 EH/s for the year ended December 31, 2020. The total number of bitcoin awarded for the year ended December 31, 2021 was 4,0231 compared to 3281 for the year ended December 31, 2020. The average price of bitcoin for the year ended December 31, 2021 was $47,437 compared to $14,357 for the year ended December 31, 2020, an improvement of 230%.

Cost of revenue

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Cost of revenue	$305,621	$50,928	$254,693	500%
Gross profit	238,862	9,392	229,470	NM
Gross margin	44%	16%

[1]	The total number of bitcoin awarded on a combined self-mining basis for December 31, 2021 was 5,769 compared to 1,281 for the year ended December 31, 2020.

Cost of revenue increased by $254.7 million or 500%, to $305.6 million for the year ended December 31, 2021 from $50.9 million for the year ended December 31, 2020. The increase was primarily attributable to an increase in the cost of equipment sold to customers and related parties of $166.8 million, higher power consumption driven by increases in both our self-mining and hosted fleet of $53.4 million, increased depreciation expense of $21.3 million driven by the deployment of self-mining units, facilities depreciation of $1.9 million, higher personnel and facilities operating costs driven by the opening and expansion of our data centers of $7.2 million and stock-based compensation of $4.1 million. As a percentage of total revenue, cost of revenue totaled 56% and 84% for the year ended December 31, 2021 and 2020, respectively.

(Loss) gain on legal settlements

The loss on legal settlement of $2.6 million for the year ended December 31, 2021, was related to a settlement with a former customer. The gain on legal settlement of $5.8 million for the year ended December 31, 2020, was driven by the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Gain from sales of digital currency assets

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Gain from sales of digital currency assets	$4,814	$69	$4,745	NM
Percentage of total revenue	1%	0%

Gain from sales of digital currency assets increased by $4.7 million to $4.8 million for the year ended December 31, 2021 from a gain of $0.1 million for year ended December 31, 2020. Gains are recorded when realized upon sale(s). In determining the gain to be recognized upon sale, we calculate the difference between the sales price and carrying value of the digital assets sold immediately prior to sale. For the year ended December 31, 2021, the carrying value of our digital assets sold was $68.5 million and the sales price was $73.3 million. For the year ended December 31, 2020, the carrying value of our digital assets sold was $9.6 million and the sales price was $9.7 million.

Impairment of digital currency assets

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Impairment of digital currency assets	$(37,206)	$(4)	$(37,202)	NM
Percentage of total revenue	(7)%	0%

Impairment of digital currency assets increased by $37.2 million for the year ended December 31, 2021. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital currency asset at the time its fair value is being measured, which is measured on a daily basis. We perform an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that our digital assets are impaired. In determining if an impairment has occurred, we consider the lowest market price of one unit of digital asset quoted on the active exchange since acquiring the digital asset. If the then current carrying value of a digital asset exceeds the fair value so determined, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

The carrying value of our digital currency assets amounted to $234.3 million and $0.1 million as of December 31, 2021 and December 31, 2020 respectively, reflecting impairments of $37.2 million and a nominal amount, attributable to bitcoin trading price fluctuations. The Company’s digital asset policy prior to the Blockcap acquisition on July 30, 2021 included selling all digital assets and converting them into fiat currency shortly after they are mined, typically within 1-3 days, in order to fund the growth of the Company’s operations. Following the Blockcap acquisition, the Company significantly expanded its self-mining operation and consequently reevaluated its digital asset investment policy and began holding a more significant portion of its digital assets mined on its balance sheet.

Operating Expenses

Research and development

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Research and development	$7,674	$5,271	$2,403	46%
Percentage of total revenue	1%	9%

Research and development expenses increased by $2.4 million or 46%, to $7.7 million for the year ended December 31, 2021 from $5.3 million for the year ended December 31, 2020. The increase was primarily driven by higher personnel and related expenses of $1.0 million, stock-based compensation of $1.1 million, an increase in project related expenses of $0.4 million, higher miscellaneous expenses of $0.2 million, offset by lower software and subscription costs of $0.3 million.

Sales and marketing

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Sales and marketing	$4,062	$1,771	$2,291	129%
Percentage of total revenue	1%	3%

Sales and marketing expenses increased by $2.3 million or 129%, to $4.1 million for the year ended December 31, 2021 from $1.8 million for the year ended December 31, 2020. The increase was primarily driven by higher marketing and advertising expenses of $1.1 million associated with IPO readiness, website development and conference sponsorships and attendance, stock-based compensation of $0.8 million, increased travel and entertainment expenses of $0.2 million and other miscellaneous expenses of $0.2 million.

General and administrative

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
General and administrative	$60,604	$14,556	$46,048	316%
Percentage of total revenue	11%	24%

General and administrative expenses increased by $46.0 million or 316%, to $60.6 million for the year ended December 31, 2021 from $14.6 million for the year ended December 31, 2020. The increase of $46.0 million was driven by $29.8 million higher stock-based compensation, $5.8 million of investments made to support public company readiness, $4.3 million higher personnel and related costs, increased travel and entertainment expenses of $1.8 million, an increase in intangible asset amortization of $0.7 million, higher insurance costs of $1.0 million and increases in other miscellaneous expenses of $2.6 million.

Non-operating expenses, net

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Non-operating expenses, net:
Loss on debt from extinguishment	$8,016	$1,333	$6,683	501%
Interest expense, net	44,354	4,436	39,918	900%
Other non-operating expenses, net	16,049	110	15,939	NM

Total non-operating expense, net	$68,419	$5,879	$62,540	NM

Total non-operating expenses, net increased by $62.5 million to $68.4 million for the year ended December 31, 2021 from $5.9 million for the year ended December 31, 2020. The increase in non-operating expenses, net of $62.5 million was driven by the loss on debt extinguishment of $6.7 million, higher interest expense, net of $39.9 million related to the execution of several funding agreements, including a senior secured credit facility and several equipment financing agreements, the proceeds of which were used to acquire self-mining equipment and to fund the build out of our hosting and self-mining facilities, and other non-operating expenses, net of approximately $16.0 million to adjust our convertible note payable to fair value. See Note Fair Value Measurements for further information.

As discussed in Note 2 to our audited financial statements, the fair value of the Company’s convertible notes as of December 31, 2021 included the effect of a negotiation discount, which is a calibration adjustment that reflects the illiquidity of the instruments and the Company’s negotiating position. Since the transaction was an orderly transaction, the Company deemed that the fair value equaled the transaction price at initial recognition. However, the closing of the merger of XPDI (which represents the occurrence of a qualified financing event as defined by the terms of the notes) in January 2022 resulted in the elimination of the negotiation discount along with other changes in fair value which is expected to result in a significant increase in the fair value of the convertible notes, with a corresponding increase to Other Non-operating Expenses, net, in excess of $300 million for the three months ended March 31, 2022. The final valuation adjustment to the convertible note in the three months ended March 31, 2022 could differ materially from this preliminary estimate based changes in the share price and other factors.

Income tax expense

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Income tax expense	$15,763	$—	$15,763	NM
Percentage of total revenue	3%	—%

Income tax expense consists of U.S. federal, state and local income taxes. For the year ended December 31, 2021, our income tax expense was $15.8 million. We did not have any income tax expense for the year ended December 31, 2020. The Company has provided a valuation allowance of $6.8 million on the amount of deferred tax assets at December 31, 2021 that it believes will not be realized based on current facts and circumstances, which are composed primarily of federal state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles. We evaluate our ability to recognize our deferred tax assets quarterly by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.

Segment Total Revenue and Gross Profit

The following table presents total revenue and gross profit by reportable segment for the periods presented:

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

Equipment Sales and Hosting Segment	(in thousands, except percentages)
Revenue:
Hosting revenue	$79,323	$41,598	$37,725	91%
Equipment sales	248,235	12,595	235,640	NM

Total revenue	327,558	54,193	273,365	504%
Cost of revenue:
Cost of hosting services	77,678	36,934	40,744	110%
Cost of equipment sales	177,785	11,017	166,768	NM

Total Cost of revenue	$255,463	$47,951	$207,512	433%

Gross profit	$72,095	$6,242	$65,853	NM
Mining Segment
Digital asset mining income	$216,925	$6,127	$210,798	NM

Total revenue	216,925	6,127	210,798	NM
Cost of revenue	50,158	2,977	47,181	NM

Gross profit	$166,767	$3,150	$163,617	NM
Consolidated total revenue	$544,483	$60,320	$484,163	803%
Consolidated cost of revenue	$305,621	$50,928	$254,693	500%
Consolidated gross profit	$238,862	$9,392	$229,470	NM

For the year ended December 31, 2021, cost of revenue included depreciation expense of $7.4 million for the Equipment Sales and Hosting segment and $24.3 million for the Mining segment. For the year ended December 31, 2020, cost of revenue included depreciation expense of $7.4 million for the Equipment Sales and Hosting segment and $1.1 million for the Mining segment.

For the year ended December 31, 2021 and 2020, the top three customers accounted for approximately 63% and 51%, respectively, of the Equipment Sales and Hosting’s segment total revenue.

A reconciliation of the reportable segment gross profit to income (loss) before income taxes included in our consolidated statements of operations for the years ended December 31, 2021 and 2020, is as follows:

	Year Ended December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Reportable segment gross profit	$238,862	$9,392	$229,470	NM
(Loss) gain on legal settlement	(2,636)	5,814	(8,450)	NM
Gain from sales of digital currency assets	4,814	69	4,745	NM
Impairment of digital currency assets	(37,206)	(4)	(37,202)	NM
Operating expense:
Research and development	7,674	5,271	2,403	46%
Sales and marketing	4,062	1,771	2,291	129%
General and administrative	60,604	14,556	46,048	316%

Total operating expense	72,340	21,598	50,742	235%

Operating income (loss)	131,494	(6,327)	137,821	NM
Non-operating expense, net:
Loss on debt extinguishment and other	8,016	1,333	6,683	501%
Interest expense, net	44,354	4,436	39,918	900%
Other non-operating expenses, net	16,049	110	15,939	NM

Total non-operating expense, net	68,419	5,879	62,540	NM
Income (loss) before income taxes	$63,075	$(12,206)	$75,281	NM

Liquidity and Capital Resources

Sources of liquidity

To date, we have financed our operations primarily through sales of equity securities, debt issuances, equipment financing arrangements and cash generated from operations. We continue to have access to several sources of liquidity to supplement cash flow from operations. We have access to private debt and equity capital markets, secured borrowing, equipment finance and digital asset-based financing. In the near term, we expect to continue to ramp up investing activities as we build out our facilities and grow our company. Some of our vendor contracts for the purchase of mining equipment include variable pricing provisions that offset some of the variability of cash flow from operations associated with fluctuations in the price of bitcoin. Proceeds from the SPAC transaction provided gross proceeds of approximately $221.6 million from the XPDI trust account, resulting in approximately $200.7 million in net cash proceeds to Core Scientific, after the payment of transaction expenses. The proceeds from the transaction will be used to fund mining equipment purchases and infrastructure build-out as the Company expands its leadership position. See Note 16 to our audited financial statements for more information about the closing of the merger with XPDI.

Cash, cash equivalents, restricted cash, cash requirements and cash flows

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less from the date of acquisition.

	December 31,		Period over Period Change
	2021	2020	Dollar	Percentage

	(in thousands, except percentages)
Cash and cash equivalents	$117,871	$8,671	$109,200	NM
Restricted Cash	13,807	50	13,757	NM

Total cash, cash equivalents and restricted cash	$131,678	$8,721	$122,957	NM

As of December 31, 2021 and 2020, restricted cash of $13.8 million and $0.1 million, respectively, consisted of cash held in escrow to pay for construction and development activities.

The following table summarizes our cash and cash equivalents, restricted cash and cash flows for the periods indicated.

	December 31,
	2021	2020

	(in thousands)
Cash, cash equivalents and restricted cash	$131,678	$8,721
Cash provided by (used in)
Operating activities	(56,735)	(23,765)
Investing activities	(423,840)	(15,144)
Financing activities	603,532	40,723
Cash, cash equivalents and restricted cash – beg. of period	8,721	6,907

Cash, cash equivalents and restricted cash - end of period	$131,678	$8,721

Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures.

Operating Activities

Changes in net cash from operating activities results primarily from cash received from hosting customers and equipment sales and payments for power fees and equipment purchases. Other drivers of the changes in net cash from operating activities include research and development costs, sales and marketing costs and general and administrative expenses (including personnel expenses and fees for professional services) and interest payments on debt.

Net cash used by operating activities was $56.7 million for the year ended December 31, 2021, compared to net cash used by operating activities of $23.8 million for the year ended December 31, 2020. The increase in net cash used in operating activities for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to changes in working capital, which decreased cash from operating activities by $28.4 million and was primarily due to a $189.7 million increase in deposits for equipment, a $31.7 million increase in other current assets and a $20.2 million decrease in accounts payable, partially offset by a $154.3 million increase in deferred revenue and a $54.6 million increase in accrued expenses. The decrease in net cash from operating activities was increased by net income, excluding non-cash adjustments, of $212.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $278.9 million increase in cash generated from operating income driven by a $68.9 million increase in cash inflows from gross profit on equipment sales from customers and related parties and a $228.5 million increase in cash inflows from gross profit on hosting revenue from customers and related parties. Offsetting the increase in cash generated from operating income was a $8.6 million increase in cash outflows for interest payments on debt (which included $12.8 million of debt issuance costs paid for the convertible notes issued in 2021) and $14.7 million increase in cash outflows for operating expenses.

Investing Activities

Our net cash used in investing activities consists of purchases of property, plant and equipment and acquisitions of intangible assets, net of proceeds from sales of property, plant and equipment.

Net cash used in investing activities for the year ended December 31, 2021 and 2020 was $423.8 million and $15.1 million, respectively, driven by $365.2 million and $13.7 million, respectively, used for the purchase of property, plant and equipment primarily related to the development of hosting facilities and the acquisition of equipment used for generating digital asset mining income. For the year ended December 31, 2021, $59.3 million was used for deposits for self-mining equipment.

Financing Activities

Net cash provided by financing activities consists of proceeds from stock issuances, issuances of debt, net of debt issuance costs and principal payments on debt, including notes payable and capital leases.

For the year ended December 31, 2021, net cash provided by financing activities was $603.5 million, primarily related to $670.8 million from the issuance of debt, driven by $514.8 million for the issuance of convertible notes. Offsetting this increase to net cash provided by financing activities for the year ended December 31, 2021 was $57.0 million of principal payments on debt and payment for transaction costs of $10.7 million.

For the year ended December 31, 2020, net cash provided by financing activities was $40.7 million, primarily related to $45.2 million from the issuance of debt, including $4.0 million received in March and April 2020 for notes issued to our president and chief executive officer and a member of the Board of Directors, $2.2 million received in April 2020 for a PPP loan through the SBA, $19.8 million received in May 2020 for the issuance of a senior secured note, and the remaining $19.9 million received primarily from equipment financing loans. For the year ended December 31, 2020, we also received $2.6 million from the issuance of preferred stock, comprising $1.5 million received in February and March 2020 from the issuance of Series A Preferred Stock in private placement offerings and $1.1 million received in June 2020 from the issuance of Series B Preferred Stock in a private placement offering. Offsetting these increases to net cash provided by financing activities for the year ended December 31, 2020 was $7.1 million of principal payments on debt, primarily related to the repayment in May 2020 of the $4.0 million of notes that had been issued to officers and directors and payments for capital leases.

Operating and capital expenditure requirements

We believe our existing cash, cash equivalents, together with cash provided by operations and funding from debt or equity issuances, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts, the timing and extent of additional capital expenditures to invest in the expansion of existing facilities as well as new facilities. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

Commitments and Contractual Obligations

Legal Proceedings—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of December 31, 2021 and 2020, there were no loss contingency accruals for legal matters.

(Loss) gain on legal settlements—The Company recognized a loss of $2.6 million during the year ended December 31, 2021 related to a settlement with a former customer. The Company recognized a gain of $5.8 million during the year ended December 31, 2020 with respect to the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Operating Leases—The Company has entered into non-cancellable operating leases for office and data facilities, with original lease periods expiring through 2028. In addition, certain leases contain bargain renewal options extending through 2051. The Company recognizes lease expense for these leases on a straight-line basis over the lease term, which includes any bargain renewal options. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $0.7 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

The Company’s minimum payments under noncancelable operating leases having initial terms and bargain renewal periods in excess of one year are as follows at December 31, 2021, and thereafter (in thousands):

2022	$460
2023	170
2024	170
2025	170
2026	170
Thereafter	1,254

Total minimum lease payments	$2,394

In in addition to the above, in December 2021, the Company entered into an agreement to lease office space for its new corporate headquarters that the Company anticipates will commence in the second half of 2022. The lease includes base rent of approximately $14 million to be paid over a period of 130 months.

Capital Leases—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, purchase the equipment, or to terminate. These arrangements are classified as capital leases and as of December 31, 2021 and 2020, the related capital lease obligations were $90.6 million and $4.4 million, respectively.

As of December 31, 2021, the future minimum lease payments and present value of the net minimum lease payments under these capital leases are as follows (in thousands):

2022	$35,531
2023	34,897
2024	33,913
2025	1,823
2026	2

Total minimum lease payments	106,166
Less: interest	15,569

Present value of net minimum lease payments	$90,597

Purchase obligations—As of December 31, 2021, the Company had outstanding agreements to purchase blockchain mining equipment totaling approximately $583.7 million of which approximately $326.2 million was paid as deposits for blockchain mining equipment scheduled to be delivered in 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $257.5 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

Other Events

Blockcap Acquisition

On July 30, 2021, Core Scientific acquired Blockcap, one of its largest hosting customers. Consideration consisted of the issuance of approximately 71.2 million shares of Core Scientific common stock, approximately 4.3 million shares of Core Scientific restricted stock and approximately 4.6 million options to purchase shares of Core Scientific common stock. On July 1, 2021, prior to Core Scientific’s acquisition of Blockcap, Blockcap purchased Radar Relay, Inc. (“RADAR”), an early stage company focused on technology enhancement and development in the digital asset industry. Consideration consisted of the issuance of 5,996,311 Blockcap common shares, subject to post-closing adjustments.

As of the effective time of the Core/Blockcap merger, Mr. Matthew Minnis, a member of Core Scientific’s board of directors indirectly owned approximately 6.17% of Blockcap on a fully-diluted basis, and as such received consideration upon the consummation of the Core/Blockcap merger. Prior to the closing of the Core/ Blockcap merger, Darin Feinstein, the Co-Chair of Core Scientific’s board of directors, beneficially owned greater than 5% of Core Scientific’s capital stock and held an approximately 12% equity ownership interest in Blockcap. Prior to the effective time of the Core/Blockcap merger, Mr. Feinstein was neither employed by, nor served on the board of directors of, Core Scientific. The terms of the merger agreement between Core Scientific and Blockcap were the result of arms-length negotiations between Core Scientific, Blockcap and their respective representatives.

The acquisition was accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed were recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as goodwill. The Company is still in the process of completing its initial accounting for the business combination, including determining the fair value of assets acquired and liabilities assumed and the allocation of the purchase price to goodwill.

Financing activities

In April 2021, the Company issued secured convertible notes in an initial aggregate principal amount of $215 million (the “Notes”) in a private offering. In addition, the Company issued $299.8 million of convertible notes in August through November 2021 under substantially the same terms and conditions as the original April 2021 notes except that the August through November 2021 notes have a minimum payoff based on the face value plus accrued interest rather than two times the outstanding face amount plus accrued interest. The Notes bear interest at a rate of 10% per annum, 4% of which is payable in cash and 6% of which is payable-in-kind, and mature on April 19, 2025 (the “Maturity Date”), unless repurchased or converted. The Company used the net proceeds from the issuance of the Notes to fund the purchase of certain equipment and other capital leases, to repay in full all amounts due under the Company’s existing credit facility and for general corporate purposes.

Upon the closing of the Merger Agreement with XPDI in January 2022, the convertible notes became convertible into common shares at the option of the holder at a conversion price equal to $8.00 per share. Unless otherwise converted, (i) on or after an Offering, the Notes may be redeemed, in whole or in part, in an amount equal the outstanding principal amount of the notes (together with all accrued unpaid interest thereon) multiplied by (a) 200% for the convertible notes issued in April 2021 or (b) 100% for the convertible notes issued in August through November 2021 (the “Repayment Amount”), (ii) upon a Change of Control the Notes will be redeemed in full in an amount equal to the Repayment Amount and (iii) on the Maturity Date the notes will be repaid in full in an amount equal to the Repayment Amount.

The Notes are guaranteed by each wholly-owned domestic material subsidiary of the Company (the “Guarantors”) and are secured by substantially all of the assets of the Company and the Guarantors (subject to certain exceptions including assets financed with purchase money financing and real property). The Company is subject to a financial reporting covenant and, prior to a Conversion Event, certain negative covenants restricting the Company’s ability (i) to incur secured debt (other than debt to finance the acquisition of any fixed or capital assets, including real property assets) in excess of $265 million, (ii) to make restricted payments (including dividends and repurchases of capital stock) and (iii) to dispose of material assets (with certain exceptions). The Notes include events of default that are customary for a transaction of this type and include, among others things, payment default, covenant default, bankruptcy default of the Company or any of its material subsidiaries and cross-acceleration on other material debt.

In May 2021, the Company received $13 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance. In July 2021, the Company received blockchain computing equipment from NYDIG (which had been concurrently acquired by NYDIG from Blockcap in exchange for settlement of Blockcap’s debt with NYDIG) in exchange for $26.1 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 14.25% and have a term of 24 months from issuance. In November 2021, the Company received blockchain computing equipment from NYDIG in exchange for $33.4 million of additional loans under the master equipment finance agreement with NYDIG that bear an interest rate of 11% and have a term of 24 months from issuance.

In July 2021, the Company paid off the $2.2 million PPP loan in full plus accrued interest.

In August through November 2021, the Company entered into unsecured convertible note agreements and issued $299.8 million of additional convertible notes (including $1 million of convertible notes issued to an entity affiliated with XMS Capital) subject to the same terms and conditions of the April 2021 notes, except that the August through November 2021 notes are unsecured until an initial public offering or SPAC merger and then they are secured pari passu with the Secured Convertible Notes.

In August 2021, the Company entered into a $30.0 million master equipment finance facility agreement with Trinity Capital Inc. (“Trinity”) to finance the Company’s acquisition of blockchain computing equipment and received a loan of $1.0 million at close. The loan has a term of 36 months from issuance.

In October 2021, the Company entered into a lending agreement with Bremer Bank, National Association to borrow up to $16.2 million in two tranches through May 22, 2022 for the purchase of blockchain mining equipment and improvements to data center and infrastructure. In December 2021, the Company entered into an additional term loan to borrow up to $9.6 million. The Company borrowed $15.2 million in October through December 2021. The loans bear interest at 5.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 60 months from issuance.

In December 2021, the Company entered into two lending agreements with Blockfi Lending, LLC to borrow up to $110.0 million for the purchase of blockchain mining equipment. The first agreement consists of $10.0 million and bears interest at 9.7% with a term of 24 months from issuance. The second agreement consists of $100.0 million and bears interest at 13.1% with a term of 24 months from issuance. The company borrowed the first tranche totaling $60.0 million in December 2021 and has until March 2022 to borrow the remaining $50.0 million.

Resignation of CEO

The Company’s President and Chief Executive Officer, Kevin Turner, resigned in May 2021. Mr. Turner’s employment agreement provides that he will be entitled to receive 12 months of base salary totaling $300,000 and, if Mr. Turner elects COBRA coverage, for 12 months he will receive a monthly cash payment equal to the full premium for company-paid continuing health care benefits. As of Mr. Turner’s separation date, 9,037,500 RSUs had satisfied the time vested condition but remain subject to the performance condition described in Note 11 of the Company’s Consolidated Financial Statements as of and for the Years Ended December 31, 2021 and 2020 which must be satisfied within three years of Mr. Turner’s separation date.

Related party transactions

During the year ended December 31, 2021, the Company entered various promissory notes with Blockcap, a related party entity that was managed by individuals that are directors and executives of the Company. The Company had existing contracts for equipment sales and hosting services with Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes deferred $32.7 million of amounts originally due in June through July 2021 from Blockcap contracts until August 2021. The promissory notes were effectively settled by the Company’s acquisition of Blockcap. In addition, during the year ended December 31, 2021, Company paid $0.1 million for management and professional fees from an affiliated company that had been accrued by Blockcap prior to being acquired on July 30, 2021. For more information on related party transactions, see the section titled “Certain Relationships and Related Party Transactions” in this 8-K/A.

Foreign Currency and Exchange Risk

The vast majority of our cash generated from revenue are denominated in U.S. dollars, with a small amount denominated in foreign currencies.

Critical Accounting Policies and Estimates

Critical accounting policies and estimates are those accounting policies and estimates that are both the most important to the portrayal of our net assets and results of operations and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Critical accounting estimates are accounting estimates where the nature of the estimates are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates on financial condition or operating performance is material.

The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Hosting and Equipment Sales

We may enter into contracts with more than one performance obligation. For example, we regularly enter into contracts that include both hosting services, for which revenue is recognized as services are performed on a consumption basis, and sales of computer equipment to those same customers, for which revenue is recognized at the point in time when control of the equipment is transferred to the customer (typically at the start of the contract period). For these contracts, revenue is recognized based on the relative standalone selling price of each performance obligation in the contract. The determination of the standalone selling price for contracts that involve more than one performance obligation can have a significant impact on the timing of revenue recognition and may require significant judgment, such as when the selling price of a good or service is not readily observable.

Digital Asset Mining Income

The Company derives its digital asset mining income from operating its owned computer equipment as part of a pool of users, facilitated by a pool operator, that processes transactions conducted on one or more blockchain networks. The contracts with pool operators are terminable at any time by either party. In exchange for providing computing power to the pool, the Company is entitled to receive digital currency assets from the mining pool operator which is a variable amount based on either (a) the amount of computing power the Company has contributed to the mining pool and current network difficultly or (b) a fractional share of the digital currency asset award the mining pool operator receives from the blockchain network upon successfully adding a block to the blockchain, based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in processing the block.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. Providing such computing power is the only performance obligation in the Company’s arrangements with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration that may be either fixed or variable depending on the payout methodology used by the pool operator. In certain arrangements, the Company does not have a reliable means to estimate its relative share of the rewards until they are paid to it and the variable consideration is constrained until the Company receives the consideration, at which time revenue is recognized. The Company measures consideration at fair value on the date received, which is typically not materially different than the fair value at inception of the arrangement or the time the Company has earned the award from the pools. The Company’s digital asset mining income is sensitive to changes in the market prices of digital currency assets which may be significant.

Stock-Based Compensation

The Black-Scholes assumptions used in evaluating our awards are as follows:

	Years Ended December 31,
	2021	2020
Dividend yield	0.00%	0.00%
Expected volatility	72.57%	36.26%
Risk-free interest rate	1.39%	0.70%
Expected life (years)	6.22	10.00

We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense.

In addition, for awards with performance conditions, primarily restricted stock unit awards, we recognize the estimated fair value of the awards based on management’s judgment as to whether or not it is probable that the performance conditions will be achieved.

Common Stock Valuations

In valuing the fair value of our common stock, we use the most observable inputs available. We use the market approach, which estimates the value of our business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to our expected financial results.

When observable inputs are not available, we may use the income approach. This approach typically projects cash flows for the forecast period and uses the perpetuity growth method to calculate terminal values. These cash flows and terminal values are then discounted using an appropriate discount rate. Projections of cash flows are based on management’s earnings forecasts.

Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses and cash flows, as well as discount rates, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation as of each valuation date and may have a material impact on the valuation of the Company’s common stock and common stock warrants issued with the Company’s debt and equity instruments.

Business Combinations and Goodwill

The total purchase price of any of our acquisitions is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. The fair value assigned to the tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions around the valuation of our common stock at the time of the acquisition.

We do not amortize goodwill, but tests it for impairment annually as of October 31, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting units are less than their carrying amounts as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or choose not to perform a qualitative assessment, then the quantitative goodwill impairment test will be performed. The quantitative test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the excess of the carrying amount over the fair value is recognized as an impairment loss, and the resulting measurement of goodwill becomes its new cost basis. As of December 31, 2021 and 2020, the carrying amount of Goodwill was $1.06 billion and $58.2 million, respectively. The increase in goodwill during the year ended December 31, 2021 was due to $1.00 billion of goodwill added for the Blockcap acquisition on July 30, 2021. There were no accumulated impairment losses as of January 1, 2020, and no impairment losses were recorded for the years ended December 31, 2021 and 2020.

Long-Lived Assets

We test long-lived assets for recoverability whenever events or changes in circumstances have occurred that may affect the recoverability or the estimated useful lives of long-lived assets. Long-lived assets include intangible assets subject to amortization. A long-lived asset may be impaired when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If that comparison indicates that the asset’s carrying value may not be recoverable, the impairment is measured based on the difference between the carrying amount and the estimated fair value of the asset. This evaluation is performed at the lowest level for which separately identifiable cash flows exist. Long-lived assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell. We did not have any impairments in our long-lived assets for the years ended December 31, 2021 and 2020.

Digital Currency Assets

Our digital currency assets are accounted for as intangible assets with indefinite useful lives. We initially recognize digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset received. The Company recognizes realized gains or losses when digital currency assets are sold in an exchange for other digital currency assets or for cash using a first-in first-out method of accounting. For the years ended December 31, 2021 and 2020, the Company recognized net gains of $4.8 million and $0.1 million, respectively, on sales of digital currency assets. We classified digital currency assets within current assets because the digital currency assets are available for use, if needed, for current operations. Sales of digital currency assets awarded to the Company through its self-mining activities are classified as cash flows from operating activities regardless of the length of time for which the digital assets are held.

Foreign Currency and Exchange Risk

Substantially all revenue and operating expenses are denominated in U.S. dollars.

Recent Accounting Pronouncements

For a discussion of new accounting standards relevant to our business, refer to Note 2 to the consolidated financial statements.

Emerging Growth Company and a Smaller Reporting Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) February 12, 2026, the fifth anniversary of XPDI’s initial public offering, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company that qualifies as a non-accelerated filer, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.